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                                                                    Exhibit 99.1

Monday March 2, 8:10 am Eastern Time

Company Press Release

YES! Entertainment Announces Wham-O, Inc. Will Acquire the Assets of Two Business Units for $10.4 Million Plus Royalties and Contingencies

PLEASANTON, Calif.--(BUSINESS WIRE)--March 2, 1998--YES! Entertainment (NASDAQ:YESS - news) today announced that it has entered into a definitive agreement for Wham-O, Inc. to purchase the assets of its Food and Girls Activity business units. The total purchase price includes $10.4 million in cash for purchase of the lines and related inventory (subject to adjustment on the closing date), a $2.5 million contingency payment to be earned based upon certain performance criteria for the Food line in the first year, and royalties of up to $5.5 million over a seven year period.

Leading products presently sold by YES! include Mrs. Fields Baking Factory and Baskin-Robbins Ice Cream Maker in the Food category and Dance Studio and Cheerleading Studio in the Girls category.

Mark Shepherd, Chief Operating Officer stated, ``The sale of these assets is the most expedient and non-dilutive means of raising capital, while positioning us to launch our 1998 and 1999 new product offerings. After an extremely difficult 1997, which includes a disappointing fourth quarter, this is an integral step toward achieving our goal of consistent profitability.''

In 1998, YES! plans to launch an updated computer/video interactive Teddy Ruxpin into the electronic plush toy segment, expand its line of Speedloader water guns, extend its successful YakBak line with a series of LCD animation products and add sound features and playsets to enhance the play environment in its Air Vector line.

YES! Entertainment Corporation develops, manufactures and markets toys and other children's products, including a variety of interactive products. YES! uses innovative technology to design products that are fun for children and build on their natural creativity.

(c) 1998 YES! Entertainment Corporation. All rights reserved. YES! is a registered trademark and Speedloader, YakBak and Air Vector are registered trademarks of YES! Entertainment Corporation.

This press release includes certain forward looking statements about the Company that are based on management's current expectations. Actual results may differ materially as a result of any one or more of the risks identified in the Company's filings under the Securities and Exchange Act of 1934, in particular in the section captioned ``Business Factors'' of the Company's Form 10-Q filed and which will be filed, with the Securities Exchange Commission for the quarter ended June 30, 1997 and September 30, 1997, respectively.
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Contact:

    YES! Entertainment Corporation
    Mark Shepherd (COO) or
    Michael Dittmann (CFO), 510/847-9444
         or
    Lippert/Heilshorn & Associates, Inc.
    Lillian Armstrong, 415/433-3777
    lillian@lhai.com
         or
    John Heilshorn, 212/838-3777
    john@lhai.com